UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2009

SPARTAN STORES, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification No.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

          On January 2, 2009, Spartan Stores, Inc. (the "Company") entered into an interest rate swap transaction with Wachovia Bank, N.A. ("Wachovia") as part of the Company's risk management strategy.

          Under the terms of the swap, the Company has agreed to pay Wachovia a fixed interest rate of 2.08%, and Wachovia has agreed to pay the Company a floating interest rate (determined with reference to the 1-month LIBOR) on a notional amount of $45 million for a period beginning on January 6, 2009. The parties will settle any difference between the fixed rate and the floating rate on a monthly basis.

          The substantial economic effect of the swap is to convert the variable interest rate payable on $45 million of the Company's debt to an effective fixed rate of 3.33%, which consists of the fixed 2.08% rate plus the current interest rate spread of 1.25% over the one-month LIBOR (based upon current excess availability) that the Company pays on revolving debt pursuant to the Loan and Security Agreement dated December 23, 2003, as amended, by and among the Company and certain subsidiaries as borrowers and the agent and lenders named therein (the "Loan and Security Agreement").

          The interest rate swap expires concurrently with the Loan and Security Agreement on December 24, 2012.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

	10.1	Swap Transaction Confirmation.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 8, 2009	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Swap Transaction Confirmation.